October 31, 2010

Annual Repor t

Legg Mason Capital Management

Value Trust, Inc.

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report	1

Letter to our shareholders

Dear Shareholder,

We are pleased to provide the annual report of Legg Mason Capital Management Value Trust, Inc. for the twelve-month reporting period ended October 31, 2010. Please read on for a detailed look at prevailing economic and market conditions during the Fund’s reporting period and to learn how those conditions have affected Fund performance.

As always, we remain committed to providing you with excellent service and a full spectrum of investment choices. We also remain committed to supplementing the support you receive from your financial advisor. One way we accomplish this is through our website, www.leggmason.com/individualinvestors. Here you can gain immediate access to market and investment information, including:

•	Fund prices and performance,

•	Market insights and commentaries from our portfolio managers, and

•	A host of educational resources.

Special shareholder notice

Effective November 1, 2010, Bill Miller, CFA, and Sam Peters, CFA, are portfolio managers for the Fund and share day-to-day responsibility for managing the Fund’s portfolio. Mr. Miller is Chairman and Chief Investment Officer of Legg Mason Capital Management, Inc. (“LMCM”) and has been a portfolio manager for the Fund since its inception in 1982. Mr. Peters is a Senior Vice President of LMCM and became a portfolio manager for the Fund in November 2010. Mary Chris Gay is assistant portfolio manager for the Fund. Ms. Gay is Senior Vice President of LMCM and became assistant portfolio manager for the Fund in March 2006. Ms. Gay provides the portfolio managers with research and investment assistance.

We look forward to helping you meet your financial goals.

Sincerely,

Mark R. Fetting Chairman	David R. Odenath President

November 26, 2010

2	Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report

Fund overview

Q. What is the Fund’s investment strategy?

A. The Fund seeks long-term growth of capital. The Fund invests primarily in equity securities that, in our opinion, offer the potential for capital growth. We follow a value discipline in selecting securities and, therefore, seek to purchase securities at large discounts to our assessment of their intrinsic value. We take a long-term approach to investing, and the Fund’s portfolio turnover tends to be lower than the average equity mutual fund. The Fund generally invests in companies with market capitalizations greater than $5 billion, but may invest in companies of any size. The Fund may invest up to 25% of its total assets in long-term debt securities.

Q. What were the overall market conditions during the Fund’s reporting period?

A. Equity markets seesawed over the past year as investors tried to make sense of mixed economic reports, government debt worries, lingering mortgage concerns and policy changes. Investor attitudes were tepid toward stocks as evidenced by massive outflows. Despite lukewarm investor sentiment, stocks have risen over the past twelve months. The second quarter proved rocky, coinciding with surprisingly negative unemployment data, an increasingly complex sovereign debt situation in Europe, a massive oil spill in the Gulf of Mexico and a surprising regulatory assault on Goldman Sachs. May’s “flash crash” further compounded investors’ unease and hesitancy to buy stocks. The equity market bottomed in early July and rallied again on better-than-expected corporate profits. Fear about mortgage putbacks hurting banks’ profitability and their willingness to lend money helped pull the market lower in August, with Financials stocks faring the worst of any sector that month. Stocks then rallied hard over the last two months of the reporting period on strong macro data and on expectations that the Federal Reserve Board (“Fed”)i would remain accommodative. September began with robust manufacturing and labor data, sending the market higher by over 5% during the first three trading days of the month. The equity market continued its advance through October as investors came to interpret the Fed’s accommodative stance as a put option on the equity market, since the Fed said that inflation was short of their target while unemployment was too high.

Q. How did we respond to these changing market conditions?

A. As money has continued to flow into bond funds and out of equity funds, pushing yields lower and the gap between valuations for bonds and equities substantially wider, we have taken advantage of what we believe to be a once-in-a-lifetime opportunity to buy the best quality U.S. large-capitalization stocks at bargain prices. Over the course of the past twelve months, we added stocks like Wal-Mart Stores Inc., Best Buy Co. Inc. and Intel Corp. to the portfolio, while increasing positions in Merck & Co. Inc. and Microsoft Corp. Each of these companies is dominant in its respective space, and we believe that we are getting best-in-breed companies at very attractive valuations. Meanwhile, as cash balances have grown on companies’ balance sheets, we have been particularly interested in companies that are putting that cash to use rather than leaving it on their balance sheets to earn next to nothing. We believe that management teams at Texas Instruments Inc., Time Warner Inc. and International Business Machines Corp. are among the best capital allocators, and these are all top-ten positions in the portfolio. We used the uncertainty surrounding the Gulf of Mexico rig explosion to take on a position in Transocean Ltd., picking up shares of another global leader at what we believed were attractive prices. Based on our analysis, we believed worries over both the company’s spill-related liability and also over broader threats to the economics of the offshore drilling market were overblown and the odds favored an investment at those levels.

Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report	3

Performance review

For the twelve months ended October 31, 2010, Class C shares of Legg Mason Capital Management Value Trust, Inc., excluding sales charges, returned 10.92%. The Fund’s unmanaged benchmark, the S&P 500 Indexii, returned 16.52% over the same time frame. The Lipper Large-Cap Core Funds Category Average1 returned 14.47% for the same period.

Performance Snapshot as of October 31, 2010
(excluding sales charges) (unaudited)	6 months	12 months
Legg Mason Capital Management Value Trust, Inc.:
Class A	-1.53%	11.75%
Class C	-1.93%	10.92%
Class R	-1.75%	11.37%
Class FI	-1.66%	11.59%
Class I	-1.46%	12.01%
S&P 500 Index	0.74%	16.52%
Lipper Large-Cap Core Funds Category Average[1]	-0.01%	14.47%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value and investment returns will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. To obtain performance data current to the most recent month-end, please visit our website at www.leggmason.com/individualinvestors.

All share class returns assume the reinvestment of all distributions, including returns of capital, if any, at net asset value and the deduction of all Fund expenses. Returns have not been adjusted to include sales charges that may apply or the deduction of taxes that a shareholder would pay on Fund distributions. If sales charges were reflected, the performance quoted would be lower. Performance figures for periods shorter than one year represent cumulative figures and are not annualized.

Performance figures reflect compensating balance arrangements and/or expense reimbursements, without which the performance would have been lower.

Total Annual Operating Expenses (unaudited)

As of the Fund’s most current prospectus dated February 26, 2010, the gross total operating expense ratios for Class A, Class C, Class R, Class FI and Class I shares were 1.06%, 1.76%, 1.36%, 1.04% and 0.76%, respectively.

Actual expenses may be higher. For example, expenses may be higher than those shown if average net assets decrease. Net assets are more likely to decrease and Fund expense ratios are more likely to increase when markets are volatile.

Q. What were the leading contributors to performance?

A. On a sector basis, our positioning in both Energy and Health Care contributed positively to performance over the last year. We were broadly underweight the Energy sector, which benefited us positively given that it was an underperforming sector. However, our position in Transocean helped provide excess returns within the sector during the year. In Health Care, where we had an overweight position, Genzyme Corp. and UnitedHealth Group Inc. were the top contributors to performance. Genzyme was the best contributor to the portfolio overall as the stock surged over the period following an unsolicited takeout bid from French drugmaker Sanofi-Aventis. UnitedHealth, meanwhile, performed well as U.S. health care reform legislation proved to be less disruptive than investors expected.

Other leading contributors were AFLAC Inc., Amazon.com Inc. and eBay Inc., all of which showed continued or stabilizing growth well above market expectations. AFLAC shares soared as investment losses were worse than feared and investors began to focus on the company’s continued growth in its served markets and attractive valuation. Amazon has also been a stellar performer as the company continues to gain ecommerce share and its ebook reader, the Kindle, continues to endure despite formidable competition from Apple’s iPad. Finally, eBay shares rallied heartily over the past year as it became increasingly clear that the company’s auction business had stabilized, while the company’s payments segment – PayPal – has proven itself to be a winner in a secularly attractive market, showing accelerating growth.

Q. What were the leading detractors from performance?

A. The portfolio’s top detractors during the period were J.C. Penney Co. Inc., Bank of America Corp., AES Corp. and State Street Corp. Shares of department store chain J.C. Penney detracted from performance over the past year as the retailer’s same-store sales growth trailed the rest of the retail industry. Shares of Bank of America have trended lower since April amid a disappointing earnings report combined with uncertainty around capital requirements and future profitability. More recently, fears that mortgage putbacks would hurt the bank’s profitability sent the stock even lower. AES was a top

[1]

Lipper, Inc., a wholly-owned subsidiary of Reuters, provides independent insight on global collective investments. Returns are based on the period ended October 31, 2010, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 1,094 funds for the six-month period and among the 1,077 funds for the twelve-month period in the Fund’s Lipper category, and excluding sales charges.

4	Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report

Fund overview (cont’d)

detractor in the portfolio over the past year as its dilutive capital raise from the China Investment Corporation (“CIC”) last year overshadowed consensus-beating results for the second quarter and a $500 million buyback program announced more recently. Finally, the low interest rate environment has weighed on trust and custodian bank State Street’s securities-lending and money-market operations.

Q. Where there any significant changes to the Fund during the reporting period?

A. We initiated fourteen new positions during the year, and eliminated twenty-two holdings, resulting in a net reduction of eight holdings. At the end of the period, the number of holdings in the Fund was forty-three, down from fifty-one a year ago; however, the top ten positions accounted for approximately 37% at the end of this year, versus approximately 43% last year.

Significant additions to the portfolio included financial services company Citigroup Inc., offshore drilling contractor Transocean, airline company UAL Corporation (now United Continental Holdings Inc.) biotech company Gilead Sciences Inc., microprocessors maker Intel and consumer electronics retailer Best Buy. We also initiated a position in automobile giant Ford Motor Co., oil services company BP PLC (ADR), insurance company MetLife Inc., telecommunications provider Sprint Nextel Corp., smartphone maker Research in Motion Ltd., and discount retailer Wal-Mart. Rounding out the new positions were AOL Inc., which we acquired as a result of a corporate action and later sold, and Apollo Group Inc. (Class A Shares), which was also later eliminated. We also bought Bank of America preferred shares, which later converted to Bank of America common shares, adding to an already established position.

Meaningful sales during the period included Google Inc. (Class A Shares), State Street, CA Inc., Allstate Corp., Prudential Financial Inc., Sears Holdings Corp., Yahoo! Inc. and J.C. Penney.

Thank you for your investment in Legg Mason Capital Management Value Trust, Inc. As always, we appreciate that you have chosen us to manage your assets and we remain focused on seeking to achieve the Fund’s investment goals.

Sincerely,

Legg Mason Capital Management, Inc.

November 15, 2010

RISKS: Equity securities are subject to price fluctuation and possible loss of principal. The manager’s investment style may become out of favor and/or the manager’s selection process may prove incorrect, which may have a negative impact on the Fund’s performance. The Fund may focus its investments in certain regions or industries, increasing its vulnerability to market volatility. Additional risks may include those risks associated with investing in fixed-income and high-yield securities, small- and mid-sized companies and foreign investments. Please see the Fund’s prospectus for a more complete discussion of these and other risks, and the Fund’s principal investment strategies.

Portfolio holdings and breakdowns are as of October, 31, 2010 and are subject to change and may not be representative of the portfolio managers’ current or future investments. The Fund’s top ten holdings (as a percentage of net assets) as of this date were: AES Corp. (7.5%), Texas Instruments Inc. (3.6%), eBay Inc. (3.6%), AFLAC Inc. (3.5%), International Business Machines Corp. (3.4%), Time Warner Inc. (3.2%), Citigroup Inc. (3.1%), Transocean Ltd. (3.1%), Cisco Systems Inc. (3.0%) and Goldman Sachs Group Inc. (3.0%). Please refer to pages 10 through 12 for a list and percentage breakdown of the Fund’s holdings.

The mention of sector breakdowns is for informational purposes only and should not be construed as a recommendation to purchase or sell any securities. The information provided regarding such sectors is not a sufficient basis upon which to make an investment decision. Investors seeking financial advice regarding the appropriateness of investing in any securities or investment strategies discussed should consult their financial professional. The Fund’s top five sector holdings (as a percentage of net assets) as of October 31, 2010 were: Financials (25.2%), Information Technology (25.2%), Consumer Discretionary (15.2%), Health Care (12.8%) and Utilities (7.5%). The Fund’s portfolio composition is subject to change at any time.

All investments are subject to risk including the possible loss of principal. Past performance is no guarantee of future results. All index performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in an index.

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

[i]

The Federal Reserve Board (“Fed”) is responsible for the formulation of policies designed to promote economic growth, full employment, stable prices and a sustainable pattern of international trade and payments.

ii	The S&P 500 Index is an unmanaged index of 500 stocks and is generally representative of the performance of larger companies in the U.S.

Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report	5

Fund at a glance† (unaudited)

Investment breakdown (%) as a percent of total investments

†	The bar graph above represents the composition of the Fund’s investments as of October 31, 2010 and October 31, 2009. The Fund is actively managed. As a result, the composition of the Fund’s investments is subject to change at any time.

6	Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report

Fund expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments; and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on May 1, 2010 and held for the six months ended October 31, 2010.

Actual expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

Hypothetical example for comparison purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

Based on actual total return[1]						Based on hypothetical total return[1]
	Actual Total Return Without Sales Charges[2]	Beginning Account Value	Ending Account Value	Annualized Expense Ratio	Expenses Paid During the Period[3]		Hypothetical Annualized Total Return	Beginning Account Value	Ending Account Value	Annualized Expense Ratio	Expenses Paid During the Period[3]
Class A	-1.53%	$1,000.00	$984.70	0.98%	$4.90	Class A	5.00%	$1,000.00	$1,020.27	0.98%	$4.99
Class C	-1.93	1,000.00	980.70	1.80	8.99	Class C	5.00	1,000.00	1,016.13	1.80	9.15
Class R	-1.75	1,000.00	982.50	1.40	7.00	Class R	5.00	1,000.00	1,018.15	1.40	7.12
Class FI	-1.66	1,000.00	983.40	1.21	6.05	Class FI	5.00	1,000.00	1,019.11	1.21	6.16
Class I	-1.46	1,000.00	985.40	0.83	4.15	Class I	5.00	1,000.00	1,021.02	0.83	4.23

[1]	For the six months ended October 31, 2010.

[2]

Assumes the reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable initial sales charge with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class C shares. Total return is not annualized, as it may not be representative of the total return for the year. Performance figures may reflect compensating balance arrangements and/or expense reimbursements. In the absence of compensating balance arrangements and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Expenses (net of compensating balance arrangements and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year (184), then divided by 365.

Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report	7

Fund performance (unaudited)

Average annual total returns
Without sales charges[1]	Class A	Class C	Class R	Class FI	Class I
Twelve Months Ended 10/31/10	11.75%	10.92%	11.37%	11.59%	12.01%
Five Years Ended 10/31/10	N/A	-7.11	N/A	-6.51	-6.21
Ten Years Ended 10/31/10	N/A	-2.88	N/A	N/A	-1.91
Inception* through 10/31/10	30.63	11.79	-11.88	-0.94	9.81

With sales charges[2]	Class A	Class C	Class R	Class FI	Class I
Twelve Months Ended 10/31/10	5.33%	9.97%	11.37%	11.59%	12.01%
Five Years Ended 10/31/10	N/A	-7.11	N/A	-6.51	-6.21
Ten Years Ended 10/31/10	N/A	-2.88	N/A	N/A	-1.91
Inception* through 10/31/10	26.27	11.79	-11.88	-0.94	9.81

Cumulative total returns
Without sales charges[1]
Class A (Inception date of 2/2/09 through 10/31/10)	59.30%
Class C (10/31/00 through 10/31/10)	-25.31
Class R (Inception date of 12/28/06 through 10/31/10)	-38.49
Class FI (Inception date of 3/23/01 through 10/31/10)	-8.66
Class I (10/31/00 through 10/31/10)	-17.57

Historical performance

Value of $10,000 invested in

Class A Shares of Legg Mason Capital Management Value Trust, Inc. vs. S&P 500 Index† — February 2, 2009 - October 2010

Value of $10,000 invested in

Class C Shares of Legg Mason Capital Management Value Trust, Inc. vs. S&P 500 Index† — October 2000 - October 2010

8	Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report

Fund performance (unaudited) (cont’d)

Value of $1,000,000 invested in

Class R Shares of Legg Mason Capital Management Value Trust, Inc. vs. S&P 500 Index† — December 28, 2006 - October 2010

Value of $1,000,000 invested in

Class FI Shares of Legg Mason Capital Management Value Trust, Inc. vs. S&P 500 Index† — March 23, 2001 - October 2010

Value of $1,000,000 invested in

Class I Shares of Legg Mason Capital Management Value Trust, Inc. vs. S&P 500 Index† — October 2000 - October 2010

Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report	9

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect compensating balance arrangements and/or expense reimbursements. In the absence of compensating balance arrangements and/or expense reimbursements, the total return would have been lower.

[1]

Assumes the reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable contingent deferred sales charge (“CDSC”) with respect to Class C shares. On February 1, 2009, Class C shares began to charge a CDSC for shares bought by investors on and after that date and redeemed within one year of purchase.

[2]

Assumes the reinvestment of all distributions, including returns of capital, if any, at net asset value. In addition, Class A shares reflect the deduction of the maximum initial sales charge of 5.75%. Class C shares reflect the deduction of a 0.95% CDSC, which applies if shares are redeemed within one year from purchase payment.

*	Inception dates for Class A, Class C, Class R, Class FI and Class I shares are February 2, 2009, April 16, 1982, December 28, 2006, March 23, 2001 and December 1, 1994, respectively.

†	Hypothetical illustration of $10,000 invested in Class A and C shares and $1,000,000 invested in Class R, FI and I shares of Legg Mason Capital Management Value Trust, Inc. on February 2, 2009 (commencement of operations), October 31, 2000, December 28, 2006 (commencement of operations), March 23, 2001 (commencement of operations) and October 31, 2000, respectively, assuming the deduction of the maximum initial sales charge of 5.75% at the time of investment for Class A shares and the reinvestment of all distributions, including returns of capital, if any, at net asset value through October 31, 2010. The hypothetical illustration also assumes a $10,000 or $1,000,000 investment, as applicable, in the S&P 500 Index. The S&P 500 Index is an unmanaged index of 500 stocks and is generally representative of the performance of larger companies in the U.S. The Index is unmanaged and is not subject to the same management and trading expenses as a mutual fund. Please note that an investor cannot invest directly in an index.

10	Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report

Schedule of investments

October 31, 2010

Legg Mason Capital Management Value Trust, Inc.

Security	Shares	Value
Common Stocks — 99.3%
Consumer Discretionary — 15.2%
Automobiles — 1.5%
Ford Motor Co.	4,300,000	$60,759,000	*
Hotels, Restaurants & Leisure — 1.9%
Yum! Brands Inc.	1,500,000	74,340,000
Internet & Catalog Retail — 2.3%
Amazon.com Inc.	550,000	90,827,000	*
Leisure Equipment & Products — 2.1%
Eastman Kodak Co.	18,243,000	85,924,530	*(a)
Media — 5.7%
DIRECTV, Class A Shares	2,000,000	86,920,000	*
Time Warner Cable Inc.	250,293	14,484,456
Time Warner Inc.	4,000,000	130,040,000
Total Media		231,444,456
Specialty Retail — 1.7%
Best Buy Co. Inc.	1,600,000	68,768,000
Total Consumer Discretionary		612,062,986
Consumer Staples — 1.4%
Beverages — 1.0%
PepsiCo Inc.	600,000	39,180,000
Food & Staples Retailing — 0.4%
Wal-Mart Stores Inc.	300,000	16,251,000
Total Consumer Staples		55,431,000
Energy — 6.2%
Energy Equipment & Services — 3.1%
Transocean Ltd.	1,950,000	123,552,000	*
Oil, Gas & Consumable Fuels — 3.1%
BP PLC, ADR	1,500,000	61,245,000
ConocoPhillips	1,088,800	64,674,720
Total Oil, Gas & Consumable Fuels		125,919,720
Total Energy		249,471,720
Financials — 25.2%
Capital Markets — 3.0%
Goldman Sachs Group Inc.	750,000	120,712,500
Commercial Banks — 2.4%
Wells Fargo & Co.	3,700,000	96,496,000
Consumer Finance — 4.6%
American Express Co.	1,800,000	74,628,000
Capital One Financial Corp.	3,000,000	111,810,000
Total Consumer Finance		186,438,000
Diversified Financial Services — 10.3%
Bank of America Corp.	7,300,000	83,512,000
Citigroup Inc.	30,000,000	125,100,000	*
JPMorgan Chase & Co.	2,592,086	97,540,196
NYSE Euronext	3,600,000	110,304,000
Total Diversified Financial Services		416,456,196

See Notes to Financial Statements.

Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report	11

Legg Mason Capital Management Value Trust, Inc.

Security	Shares	Value
Insurance — 4.9%
AFLAC Inc.	2,500,000	$139,725,000
MetLife Inc.	1,400,000	56,462,000
Total Insurance		196,187,000
Total Financials		1,016,289,696
Health Care — 12.8%
Biotechnology — 5.1%
Amgen Inc.	2,000,000	114,380,000	*
Gilead Sciences Inc.	2,283,850	90,600,330	*
Total Biotechnology		204,980,330
Health Care Equipment & Supplies — 0.9%
Medtronic Inc.	1,000,000	35,210,000
Health Care Providers & Services — 5.0%
Aetna Inc.	3,769,211	112,548,640
UnitedHealth Group Inc.	2,500,000	90,125,000
Total Health Care Providers & Services		202,673,640
Pharmaceuticals — 1.8%
Merck & Co. Inc.	2,000,000	72,560,000
Total Health Care		515,423,970
Industrials — 4.6%
Airlines — 2.1%
United Continental Holdings Inc.	2,900,000	84,216,000	*
Industrial Conglomerates — 2.5%
General Electric Co.	6,400,000	102,528,000
Total Industrials		186,744,000
Information Technology — 25.2%
Communications Equipment — 6.5%
Cisco Systems Inc.	5,300,000	120,999,000	*
QUALCOMM Inc.	2,000,000	90,260,000
Research In Motion Ltd.	912,720	51,979,404	*
Total Communications Equipment		263,238,404
Computers & Peripherals — 4.3%
EMC Corp.	3,139,500	65,960,895	*
Hewlett-Packard Co.	2,500,000	105,150,000
Total Computers & Peripherals		171,110,895
Internet Software & Services — 3.6%
eBay Inc.	4,800,000	143,088,000	*
IT Services — 3.4%
International Business Machines Corp.	950,000	136,420,000
Semiconductors & Semiconductor Equipment — 5.4%
Intel Corp.	3,645,332	73,161,813
Texas Instruments Inc.	4,900,000	144,893,000
Total Semiconductors & Semiconductor Equipment		218,054,813
Software — 2.0%
Microsoft Corp.	3,073,100	81,867,384
Total Information Technology		1,013,779,496

See Notes to Financial Statements.

12	Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report

Schedule of investments (cont’d)

October 31, 2010

Legg Mason Capital Management Value Trust, Inc.

Security			Shares	Value
Telecommunication Services — 1.2%
Wireless Telecommunication Services — 1.2%
Sprint Nextel Corp.			12,000,000	$49,440,000	*
Utilities — 7.5%
Independent Power Producers & Energy Traders — 7.5%
AES Corp.			25,428,701	303,618,690	*
Total Investments Before Short-Term Investments (Cost — $3,275,837,458)				4,002,261,558

	Rate	Maturity Date	Face Amount
Short-Term Investments — 0.1%
Repurchase Agreements — 0.1%
Bank of America repurchase agreement dated 10/29/10; Proceeds at maturity — $778,202; (Fully collateralized by U.S. government agency obligations, 0.259% due 10/13/11; Market value — $795,298)	0.140%	11/1/10	$778,193	778,193
Goldman Sachs & Co. repurchase agreement dated 10/29/10; Proceeds at maturity — $778,207; (Fully collateralized by U.S. government agency obligations, 1.250% due 5/3/12; Market value — $794,844)	0.210%	11/1/10	778,193	778,193
Total Short-term Investments (Cost — $1,556,386)				1,556,386
Total Investments — 99.4% (Cost — $3,277,393,844#)				4,003,817,944
Other Assets in Excess of Liabilities — 0.6%				25,241,542
Total Net Assets — 100.0%				$4,029,059,486

*	Non-income producing security.

(a)

In this instance, as defined in the Investment Company Act of 1940, an “Affiliated Company” represents Fund ownership of at least 5% of the outstanding voting securities of an issuer. At October 31, 2010, the total market value of Affiliated Companies was $85,924,530, and the cost was $622,355,158.

#	Aggregate cost for federal income tax purposes is $3,283,992,998.

Abbreviation used in this schedule:
ADR	— American Depositary Receipt

See Notes to Financial Statements.

Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report	13

Statement of assets and liabilities

October 31, 2010

Assets:
Investments in unaffiliated securities, at value (Cost — $2,655,038,686)	$3,917,893,414
Investments in affiliated securities, at value (Cost — $622,355,158)	85,924,530
Receivable for securities sold	83,972,447
Dividends and interest receivable	2,064,467
Receivable for Fund shares sold	1,815,628
Other assets	108,820
Total Assets	4,091,779,306

Liabilities:
Payable for securities purchased	46,589,343
Payable for Fund shares repurchased	10,002,054
Investment management fee payable	2,200,369
Distribution fees payable	2,111,735
Directors’ fees payable	11,599
Accrued expenses	1,804,720
Total Liabilities	62,719,820
Total Net Assets	$4,029,059,486

Net Assets:
Par value (Note 7)	$101,941
Paid-in capital in excess of par value	5,816,158,751
Overdistributed net investment income	(338,377)
Accumulated net realized loss on investments	(2,513,286,929)
Net unrealized appreciation on investments	726,424,100
Total Net Assets	$4,029,059,486

Shares Outstanding:
Class A	3,100,091
Class C	66,531,383
Class R	774,886
Class FI	7,142,116
Class I	24,392,249

Net Asset Value:
Class A (and redemption price)	$37.91
Class C*	$37.60
Class R (and redemption price)	$42.22
Class FI (and redemption price)	$42.58
Class I (and redemption price)	$43.99
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$40.22

*	Redemption price per share is NAV of Class C shares reduced by a 0.95% CDSC, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

14	Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report

Statement of operations

For the Year Ended October 31, 2010

Investment Income:
Dividends	$46,026,951
Interest	41,380
Total Investment Income	46,068,331

Expenses:
Investment management fee (Note 2)	29,331,216
Distribution fees (Notes 2 and 5)	26,840,430
Transfer agent fees (Note 5)	5,261,181
Legal fees	454,043
Custody fees	351,857
Directors’ fees	174,330
Registration fees	76,072
Shareholder reports	75,781
Audit and tax	31,694
Miscellaneous expenses	165,633
Total Expenses	62,762,237
Less: Expense reimbursements (Notes 2 and 5)	(226,024)
Compensating balance arrangements (Note 1)	(354)
Net Expenses	62,535,859
Net Investment Loss	(16,467,528)

Realized and Unrealized Gain (Loss) on Investments (Notes 1 and 3):
Net Realized Gain from Investment Transactions	318,071,169	*
Change in Net Unrealized Appreciation (Depreciation) from Investments	155,786,224
Net Gain on Investments	473,857,393
Increase in Net Assets From Operations	$457,389,865

*	Includes $2,894,314 of net realized loss on the sale of shares of affiliated companies.

See Notes to Financial Statements.

Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report	15

Statements of changes in net assets

For the Year Ended October 31, 2010, the Period Ended October 31, 2009 and the Year Ended March 31, 2009	2010	2009†	2009

Operations:
Net investment income (loss)	$(16,467,528)	$(9,908,837)	$32,540,650
Net realized gain (loss)	318,071,169	(39,517,462)	(2,731,845,835)
Change in net unrealized appreciation (depreciation)	155,786,224	1,633,462,039	(2,154,512,863)
Increase (Decrease) in Net Assets From Operations	457,389,865	1,584,035,740	(4,853,818,048)

Distributions to Shareholders From (Notes 1 and 6):
Net investment income	(31,231,365)	—	—
Net realized gains	—	—	(667,063,485)
Decrease in Net Assets from Distributions to Shareholders	(31,231,365)	—	(667,063,485)

Fund Share Transactions (Note 7):
Net proceeds from sale of shares	352,289,677	237,260,286	1,327,257,552
Reinvestment of distributions	30,479,702	—	658,321,124
Cost of shares repurchased	(1,265,609,783)	(812,083,748)	(5,182,436,593)
Decrease in Net Assets From Fund Share Transactions	(882,840,404)	(574,823,462)	(3,196,857,917)
Increase (Decrease) in Net Assets	(456,681,904)	1,009,212,278	(8,717,739,450)

Net Assets:
Beginning of year	4,485,741,390	3,476,529,112	12,194,268,562
End of year*	$4,029,059,486	$4,485,741,390	$3,476,529,112
* Includes (overdistributed) and undistributed net investment income, respectively, of:	$(338,377)	$30,730,462	$30,497,006

†	For the period April 1, 2009 through October 31, 2009.

See Notes to Financial Statements.

16	Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report

Financial highlights

For a share of each class of capital stock outstanding throughout each period ended October 31, unless otherwise noted:
Class A Shares[1]	2010	2009[2]	2009[3]

Net asset value, beginning of year	$ 34.24	$ 23.02	$ 24.02

Income (loss) from operations:
Net investment income (loss)	0.02	(0.01)	0.03
Net realized and unrealized gain (loss)	3.98	11.23	(1.03)
Total income (loss) from operations	4.00	11.22	(1.00)

Less distributions from:
Net investment income	(0.33)	—	—
Total distributions	(0.33)	—	—

Net asset value, end of year	$37.91	$34.24	$23.02
Total return[4]	11.75%	48.74%	(4.16)%

Net assets, end of year (000s)	$117,534	$110,523	$66,066

Ratios to average net assets:
Gross expenses	1.00%	1.03%[5]	1.06%[5]
Net expenses[6,7]	0.99	1.03 [5]	1.05 [5]
Net investment income (loss)	0.06	(0.06) [5]	0.89 [5]

Portfolio turnover rate	34%	4%	22%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the period April 1, 2009 through October 31, 2009.

[3]	For the period February 2, 2009 (inception date) to March 31, 2009.

[4]

Performance figures, exclusive of sales charges, may reflect compensating balance arrangements and/or expense reimbursements. In the absence of compensating balance arrangements and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.

[6]	The impact of compensating balance arrangements, if any, was less than 0.01%.

[7]	Reflects expense reimbursements.

See Notes to Financial Statements.

Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report	17

For a share of each class of capital stock outstanding throughout each year ended October 31, unless otherwise noted:
Class C Shares[1]	2010[2]	2009[2,3]	2009[2,4]	2008[2,4]	2007[2,4]	2006[4]

Net asset value, beginning of year	$34.07	$23.00	$49.79	$71.57	$69.14	$61.35

Income (loss) from operations:
Net investment income (loss)	(0.26)	(0.13)	0.01	(0.44)	(0.57)	(0.55)
Net realized and unrealized gain (loss)	3.97	11.20	(23.64)	(15.31)	3.00	8.34
Total income (loss) from operations	3.71	11.07	(23.63)	(15.75)	2.43	7.79

Less distributions from:
Net investment income	(0.18)	—	—	—	—	—
Net realized gains	—	—	(3.16)	(6.03)	—	—
Total distributions	(0.18)	—	(3.16)	(6.03)	—	—

Net asset value, end of year	$37.60	$34.07	$23.00	$49.79	$71.57	$69.14
Total return[5]	10.92%	48.13%	(50.55)%	(23.86)%	3.51%	12.70%

Net assets, end of year (000s)	$2,501,637	$2,733,143	$2,007,158	$6,523,527	$11,111,284	$12,117,518

Ratios to average net assets:
Gross expenses	1.77%	1.70%[6]	1.72%	1.68%	1.70%	1.68%
Net expenses[7,8]	1.76	1.69 [6]	1.72	1.68	1.69	1.68
Net investment income (loss)	(0.72)	(0.72) [6]	0.03	(0.64)	(0.84)	(0.83)

Portfolio turnover rate	34%	4%	22%	20%	11%	13%

[1]	On February 1, 2009, Primary Class shares were renamed Class C shares.

[2]	Per share amounts have been calculated using the average shares method.

[3]	For the period April 1, 2009 through October 31, 2009.

[4]	For the year ended March 31.

[5]

Performance figures, exclusive of CDSCs, may reflect compensating balance arrangements and/or expense reimbursements. In the absence of compensating balance arrangements and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.

[7]	The impact of compensating balance arrangements, if any, was less than 0.01%.

[8]	Reflects expense reimbursements.

See Notes to Financial Statements.

18	Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report

Financial highlights (cont’d)

For a share of each class of capital stock outstanding throughout each year ended October 31, unless otherwise noted:
Class R Shares[1]	2010	2009[2]	2009[3]	2008[3]	2007[4]

Net asset value, beginning of year	$38.15	$25.70	$55.07	$78.21	$79.73

Income (loss) from operations:
Net investment income (loss)	(0.13)	(0.07)	0.15	(0.10)	(0.08)
Net realized and unrealized gain (loss)	4.45	12.52	(26.36)	(17.01)	(1.44)
Total income (loss) from operations	4.32	12.45	(26.21)	(17.11)	(1.52)

Less distributions from:
Net investment income	(0.25)	—	—	—	—
Net realized gains	—	—	(3.16)	(6.03)	—
Total distributions	(0.25)	—	(3.16)	(6.03)	—

Net asset value, end of year	$42.22	$38.15	$25.70	$55.07	$78.21
Total return[5]	11.37%	48.45%	(50.37)%	(23.57)%	(1.92)%

Net assets, end of year (000s)	$32,715	$34,785	$23,260	$32,862	$608

Ratios to average net assets:
Gross expenses	1.37%	1.32%[6]	1.36%	1.32%	6.25%[6]
Net expenses[7,8]	1.37	1.31 [6]	1.36	1.32	1.19 [6]
Net investment income (loss)	(0.32)	(0.34) [6]	0.38	(0.14)	(0.45) [6]

Portfolio turnover rate	34%	4%	22%	20%	11%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the period April 1, 2009 through October 31, 2009.

[3]	For the year ended March 31.

[4]	For the period December 28, 2006 (inception date) to March 31, 2007.

[5]

Performance figures may reflect compensating balance arrangements and/or expense reimbursements. In the absence of compensating balance arrangements and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.

[7]	The impact of compensating balance arrangements, if any, was less than 0.01%.

[8]	Reflects expense reimbursements.

See Notes to Financial Statements.

Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report	19

For a share of each class of capital stock outstanding throughout each year ended October 31, unless otherwise noted:
Class FI Shares[1]	2010[2]	2009[2,3]	2009[2,4]	2008[2,4]	2007[2,4]	2006[4]

Net asset value, beginning of year	$38.47	$25.86	$55.24	$78.23	$75.07	$66.18

Income (loss) from operations:
Net investment income (loss)	(0.03)	(0.01)	0.28	0.00 [5]	(0.12)	(0.10)
Net realized and unrealized gain (loss)	4.47	12.62	(26.50)	(16.96)	3.28	8.99
Total income (loss) from operations	4.44	12.61	(26.22)	(16.96)	3.16	8.89

Less distributions from:
Net investment income	(0.33)	—	—	—	—	—
Net realized gains	—	—	(3.16)	(6.03)	—	—
Total distributions	(0.33)	—	(3.16)	(6.03)	—	—

Net asset value, end of year	$42.58	$38.47	$25.86	$55.24	$78.23	$75.07
Total return[6]	11.59%	48.76%	(50.23)%	(23.36)%	4.21%	13.43%

Net assets, end of year (000s)	$304,132	$469,549	$325,572	$1,073,237	$2,210,274	$2,047,848

Ratios to average net assets:
Gross expenses	1.13%	1.03%[7]	1.06%	1.03%	1.03%	1.02%
Net expenses[8,9]	1.12	1.03 [7]	1.06	1.03	1.03	1.02
Net investment income (loss)	(0.07)	(0.05) [7]	0.69	0.00 [10]	(0.17)	(0.18)

Portfolio turnover rate	34%	4%	22%	20%	11%	13%

[1]	On October 5, 2009, Financial Intermediary Class shares were renamed Class FI shares.

[2]	Per share amounts have been calculated using the average shares method.

[3]	For the period April 1, 2009 through October 31, 2009.

[4]	For the year ended March 31.

[5]	Amount represents less than $0.01 per share.

[6]

Performance figures may reflect compensating balance arrangements and/or expense reimbursements. In the absence of compensating balance arrangements and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[7]	Annualized.

[8]	The impact of compensating balance arrangements, if any, was less than 0.01%.

[9]	Reflects expense reimbursements.

[10]	Amount represents less than 0.01%.

See Notes to Financial Statements.

20	Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report

Financial highlights (cont’d)

For a share of each class of capital stock outstanding throughout each year ended October 31, unless otherwise noted:
Class I Shares[1]	2010[2]	2009[2,3]	2009[2,4]	2008[2,4]	2007[2,4]	2006[4]

Net asset value, beginning of year	$39.67	$26.63	$56.63	$79.78	$76.30	$67.04

Income (loss) from operations:
Net investment income	0.11	0.04	0.43	0.28	0.12	0.10
Net realized and unrealized gain (loss)	4.63	13.00	(27.27)	(17.40)	3.36	9.16
Total income (loss) from operations	4.74	13.04	(26.84)	(17.12)	3.48	9.26

Less distributions from:
Net investment income	(0.42)	—	—	—	—	—
Net realized gains	—	—	(3.16)	(6.03)	—	—
Total distributions	(0.42)	—	(3.16)	(6.03)	—	—

Net asset value, end of year	$43.99	$39.67	$26.63	$56.63	$79.78	$76.30
Total return[5]	12.01%	48.97%	(50.09)%	(23.10)%	4.56%	13.81%

Net assets, end of year (000s)	$1,073,041	$1,137,741	$1,054,473	$4,564,643	$6,801,035	$6,213,811

Ratios to average net assets:
Gross expenses	0.80%	0.78%[6]	0.74%	0.69%	0.70%	0.69%
Net expenses[7,8]	0.79	0.78 [6]	0.74	0.69	0.70	0.69
Net investment income	0.26	0.20 [6]	0.99	0.36	0.16	0.16

Portfolio turnover rate	34%	4%	22%	20%	11%	13%

[1]	On October 5, 2009, Institutional Class shares were renamed Class I shares.

[2]	Per share amounts have been calculated using the average shares method.

[3]	For the period April 1, 2009 through October 31, 2009.

[4]	For the year ended March 31.

[5]

Performance figures may reflect compensating balance arrangements and/or expense reimbursements. In the absence of compensating balance arrangements and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.

[7]	The impact of compensating balance arrangements, if any, was less than 0.01%.

[8]	Reflects expense reimbursements.

See Notes to Financial Statements.

Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report	21

Notes to financial statements

1. Organization and significant accounting policies

Legg Mason Capital Management Value Trust, Inc. (the “Fund”) is registered under the Investment Company Act of 1940, as amended (“the 1940 Act”), as an open-end, diversified investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the date the financial statements were issued.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the last quoted bid price provided by an independent pricing service, that is based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities at fair value as determined in accordance with procedures approved by the Fund’s Board of Directors. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The Fund has adopted Financial Accounting Standards Board Codification Topic 820 (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to discount estimated future cash flows to present value.

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Common stocks†	$4,002,261,558	—	—	$4,002,261,558
Short-term investments†	—	$1,556,386	—	1,556,386
Total investments	$4,002,261,558	$1,556,386	—	$4,003,817,944

†	See Schedule of Investments for additional detailed categorizations.

(b) Repurchase agreements. The Fund may enter into repurchase agreements with institutions that its investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, the Fund acquires a debt security subject to an obligation of the seller to repurchase, and of the Fund to resell, the security at an agreed-upon price and time, thereby determining the yield during the Fund’s holding period. When entering into repurchase agreements, it is the

22	Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report

Notes to financial statements (cont’d)

Fund’s policy that its custodian or a third party custodian, acting on the Fund’s behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked-to-market and measured against the value of the agreement in an effort to ensure the adequacy of the collateral. If the counterparty defaults, the Fund generally has the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Fund seeks to assert its rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults or a credit event occurs that impacts the issuer, the Fund may halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default or credit event.

(d) Distributions to shareholders. Distributions from net investment income and distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(e) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that share class.

(f) Compensating balance arrangements. The Fund has an arrangement with its custodian bank whereby a portion of the custodian’s fees is paid indirectly by credits earned on the Fund’s cash on deposit with the bank. The amount is shown as a reduction of expenses in the Statement of Operations.

(g) Commission recapture. The Fund has entered into a directed brokerage agreement with State Street Bank & Trust Company, its custodian, whereby a portion of commissions paid on investment transactions may be rebated to the Fund. Such payments are included in the realized gain/(loss) on investment transactions. During the year ended October 31, 2010, the Fund did not receive any commission rebates.

(h) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal or state income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on income tax returns for all open tax years and has concluded that as of October 31, 2010, no provision for income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

(i) Reclassification. GAAP requires that certain components of net assets be reclassified to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	Overdistributed Net Investment Income	Paid-in Capital
(a)	$16,630,054	$(16,630,054)

(a)	Reclassifications are primarily due to a tax net operating loss.

Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report	23

2. Investment advisory and management agreement and other transactions with affiliates

The Fund has an investment advisory and management agreement with Legg Mason Capital Management, Inc. (“LMCM”). Pursuant to the agreement, LMCM provides the Fund with investment advisory, management and administrative services for which the Fund pays a fee, computed daily and payable monthly, at annual rates based on the Fund’s average daily net assets. The annual advisory fee rates for the Fund are provided in the chart below:

Average Daily Net Assets	Annual Rate
First $1 billion	0.70%
Next $1 billion	0.68
Next $3 billion	0.65
Next $5 billion	0.62
Over $10 billion	0.59

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) provides certain administrative and oversight services to the Fund. For LMPFA’s services to the Fund, LMCM (not the Fund) pays LMPFA a fee, calculated daily and payable monthly, at an annual rate of 0.05% of the average daily net assets of the Fund. LMCM and LMPFA are wholly owned subsidiaries and corporate affiliates of Legg Mason, Inc. (“Legg Mason”).

The Fund’s agreement with LMCM provides that expense reimbursements be made to the Fund for audit fees and compensation of the Fund’s independent directors and certain other expenses. During the year ended October 31, 2010 expenses reimbursed amounted to $226,024.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. Class C shares have a 0.95% contingent deferred sales charge (“CDSC”), which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the year ended October 31, 2010, LMIS and its affiliates received sales charges of approximately $23,000 on sales of the Fund’s Class A shares. In addition, for the year ended October 31, 2010, CDSCs paid to LMIS and its affiliates were approximately:

	Class A		Class C
CDSCs	$0	*	$81,000

*	Amount represents less than the $1,000.

Under a Deferred Compensation Plan (the “Plan”), Directors may elect to defer receipt of all or a specified portion of their compensation. A participating director may select one or more funds managed by affiliates of Legg Mason in which his or her deferred director’s fees will be deemed to be invested. Deferred amounts remain in the Fund until distributed in accordance with the Plan.

All officers and two Directors of the Fund are employees of Legg Mason or its affiliates and do not receive compensation from the Fund.

3. Investments

During the year ended October 31, 2010, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$1,477,309,122
Sales	2,408,830,317

24	Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report

Notes to financial statements (cont’d)

At October 31, 2010, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$1,315,610,922
Gross unrealized depreciation	(595,785,976)
Net unrealized appreciation	$719,824,946

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 requires enhanced disclosure about an entity’s derivative and hedging activities.

During the year ended October 31, 2010, the Fund did not invest in any derivative instruments.

5. Class specific expenses, waivers and/or reimbursements

The Fund has adopted Rule 12b-1 distribution plans and under the plans the Fund pays a service fee with respect to its Class A, Class C, Class R and Class FI shares calculated at the annual rate of 0.25%, 0.25%, 0.25% and 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class C and Class R shares calculated at the annual rate of 0.70% and 0.25% of the average daily net assets of each respective class. Distribution fees are accrued daily and paid monthly.

The Rule 12b-1 plans for Class R and Class FI of the Fund provide for the payment of distribution and service fees to LMIS at an annual rate of up to 0.75% and 0.40% of each class’s average daily net assets, respectively, subject to the authority of the Board of Directors to set a lower amount. The Board of Directors of the Fund has currently approved payments under the plan of 0.50% and 0.25% of the average daily net assets of Class R and Class FI, respectively.

For the year ended October 31, 2010, class specific expenses were as follows:

	Distribution Fees	Transfer Agent Fees
Class A	$298,294	$59,421
Class C	25,308,345	3,229,049
Class R	163,909	56,581
Class FI	1,069,882	772,234
Class I	—	1,143,896
Total	$26,840,430	$5,261,181

For the year ended October 31, 2010, expense reimbursements by class were as follows:

Expense Reimbursements
Class A	$6,258
Class C	137,509
Class R	1,705
Class FI	21,230
Class I	59,322
Total	$226,024

6. Distributions to shareholders by class

	Year Ended October 31, 2010	Period Ended October 31, 2009†	Year Ended March 31, 2009
Net Investment Income:
Class A	$1,072,087	—	—
Class C1	14,171,764	—	—
Class R	220,525	—	—
Class FI2	4,018,027	—	—
Class I2	11,748,962	—	—
Total	$31,231,365	—	—

Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report	25

	Year Ended October 31, 2010	Period Ended October 31, 2009†	Year Ended March 31, 2009
Net Realized Gains:
Class A	—	—	—
Class C1	—	—	$367,679,524
Class R	—	—	2,370,611
Class FI2	—	—	60,972,373
Class I2	—	—	236,040,977
Total	—	—	$667,063,485

†	For the period April 1, 2009 through October 31, 2009.

[1]	On February 1, 2009, Primary Class shares were renamed Class C shares.

[2]	On October 5, 2009, Financial Intermediary Class and Institutional Class shares were renamed Class FI and Class I shares respectively.

7. Shares of beneficial interest

At October 31, 2010, there were 100,000,000, 450,000,000, 500,000,000, 100,000,000 and 450,000,000 shares authorized at $0.001 par value for the Class A, Class C, Class R, Class FI and Class I, respectively, of the Fund.

Transactions in shares of each class were as follows:

	Year Ended October 31, 2010		Period Ended October 31, 2009†		Year Ended March 31, 2009
	Shares	Amount	Shares	Amount	Shares		Amount

Class A
Shares sold	510,138	$18,601,189	612,182	$20,778,373	3,272,874	*	$79,970,840	*
Shares issued on reinvestment	28,989	1,034,922	—	—	—	*	—	*
Shares repurchased	(667,241)	(23,978,261)	(254,497)	(7,854,796)	(402,354)	*	(8,968,069)	*
Net increase (decrease)	(128,114)	$(4,342,150)	357,685	$12,923,577	2,870,520	*	$71,002,771	*

Class C1
Shares sold	2,119,129	$76,783,095	1,739,242	$53,564,235	7,212,602		$245,687,143
Shares issued on reinvestment	388,001	13,832,220	—	—	8,152,164		365,053,521
Shares repurchased	(16,191,240)	(584,312,359)	(8,804,544)	(274,448,906)	(59,097,787)		(2,145,908,079)
Net decrease	(13,684,110)	$(493,697,044)	(7,065,302)	$(220,884,671)	(43,733,021)		$(1,535,167,415)

Class R
Shares sold	204,182	$8,356,934	217,456	$7,678,254	609,072		$27,347,063
Shares issued on reinvestment	5,528	220,525	—	—	47,498		2,370,611
Shares repurchased	(346,516)	(14,010,099)	(210,866)	(7,653,836)	(348,241)		(14,415,536)
Net increase (decrease)	(136,806)	$(5,432,640)	6,590	$24,418	308,329		$15,302,138

Class FI2
Shares sold	1,062,965	$43,558,290	1,311,316	$45,921,732	4,969,423		$232,764,881
Shares issued on reinvestment	99,646	4,000,778	—	—	1,205,569		60,411,066
Shares repurchased	(6,226,904)	(250,838,185)	(1,693,746)	(57,245,997)	(13,014,560)		(547,327,845)
Net decrease	(5,064,293)	$(203,279,117)	(382,430)	$(11,324,265)	(6,839,568)		$(254,151,898)

Class I2
Shares sold	4,873,390	$204,990,169	2,995,353	$109,317,692	17,126,217		$741,487,625
Shares issued on reinvestment	275,484	11,391,257	—	—	4,476,324		230,485,926
Shares repurchased	(9,433,144)	(392,470,879)	(13,908,845)	(464,880,213)	(62,620,210)		(2,465,817,064)
Net decrease	(4,284,270)	$(176,089,453)	(10,913,492)	$(355,562,521)	(41,017,669)		$(1,493,843,513)

†	For the period April 1, 2009 through October 31, 2009.

*	For the period February 2, 2009 (commencement of operations) to March 31, 2009.

[1]	On February 1, 2009, Primary Class shares were renamed Class C shares.

[2]	On October 5, 2009, Financial Intermediary Class and Institutional Class shares were renamed Class FI and Class I shares, respectively.

26	Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report

Notes to financial statements (cont’d)

8. Income tax information and distributions to shareholders

The tax character of distributions paid during the fiscal year ended October 31, 2010, fiscal period ended October 31, 2009 and fiscal year ended March 31, 2009 were as follows:

	October 31, 2010	October 31, 2009†	March 31, 2009

Distributions paid from:
Ordinary income	$31,231,365	—	$11,125,813
Net long-term capital gains	—	—	655,937,672
Total distributions paid	$31,231,365	—	$667,063,485
†	For the period April 1, 2009 through October 31, 2009

As of October 31, 2010, the components of accumulated earnings on a tax basis were as follows:

Capital loss carryforward*	$(2,506,687,775)
Other book/tax temporary differences(a)	(338,377)
Unrealized appreciation (depreciation)(b)	719,824,946
Total accumulated earnings (losses) — net	$(1,787,201,206)

*	During the taxable year ended October 31, 2010, the Fund utilized $313,485,767 of its capital loss carryover available from prior years. As of October 31, 2010, the Fund had the following net capital loss carryforwards remaining:

Year of Expiration	Amount
10/31/2016	$(1,133,818,872)
10/31/2017	(1,372,868,903)
$(2,506,687,775)

These amounts will be available to offset any future taxable capital gains.

(a)	Other book/tax temporary differences are attributable primarily to the book/tax differences in the timing of the deductibility of various expenses.

(b)	The difference between book-basis and tax-basis unrealized appreciation (depreciation) is attributable primarily to the tax deferral of losses on wash sales.

9. Transactions with Affiliated companies

An “Affiliated Company,” as defined in the 1940 Act, includes a company in which the Fund owns 5% or more of the company’s outstanding voting securities at any time during the period. The following transactions were effected in shares of such companies for the year ended October 31, 2010:

	Affiliate Value at 10/31/09	Purchased		Sold		Dividend Income	Affiliate Value at 10/31/10	Realized Loss
		Cost	Shares	Cost	Shares
Eastman Kodak Co.	$68,628,375	—	—	$3,413,639	57,900	—	$85,924,530	$(2,894,314)
	$68,628,375	—		$3,413,639		—	$85,924,530	$(2,894,314)

10. Line of credit

The Fund, along with certain other Legg Mason Funds, participates in a $200 million line of credit (“Credit Agreement”) to be used for temporary or emergency purposes. This 364-day revolving Credit Agreement matures on March 3, 2011. Pursuant to the Credit Agreement, each participating fund is liable only for principal and interest payments related to borrowings made by that fund. Borrowings under the Credit Agreement bear interest at a rate equal to the prevailing federal funds rate plus the federal funds rate margin. The Fund did not utilize the line of credit during the year ended October 31, 2010.

Legg Mason Capital Management Value Trust, Inc. 2010 Annual Report	27

Report of independent registered public accounting firm

To the Board of Directors and Shareholders of Legg Mason Capital Management Value Trust, Inc.:

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Legg Mason Capital Management Value Trust, Inc. (the “Fund”) at October 31, 2010, the results of its operations, the changes in its net assets, and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at October 31, 2010 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Baltimore, Maryland

December 15, 2010

28	Legg Mason Capital Management Value Trust, Inc.

Additional information (unaudited)

Information about Directors and Officers

The business and affairs of Legg Mason Capital Management Value Trust, Inc. (the “Fund”) are conducted by management under the supervision and subject to the direction of its Board of Directors. The business address of each Director is 100 International Drive, Attn: Fund Secretary, Baltimore, Maryland 21202. Information pertaining to the Trustees and Officers of the Fund is set forth below.

The Statement of Additional Information includes additional information about Directors and is available, without charge, upon request by calling the Fund at 1-877-721-1926.

Independent Directors[1]

Ruby P. Hearn

Year of birth	1940
Position with Fund	Director
Term of office and length of time served[2]	Since 2004
Principal occupation(s) during past five years	Senior Vice President Emerita of The Robert Wood Johnson Foundation (non-profit) since 2001; Trustee of the New York Academy of Medicine since 2004; Director of the Institute for Healthcare Improvement since 2002; Member of the Institute of Medicine since 1982; formerly: Senior Vice President of The Robert Wood Johnson Foundation (1996 to 2001); Fellow of The Yale Corporation (1992 to 1998).
Number of funds in fund complex overseen by Director	16
Other directorships held by Director during past five years	None

Arnold L. Lehman

Year of birth	1944
Position with Fund	Lead Independent Director
Term of office and length of time served[2]	Since 1982
Principal occupation(s) during past five years	Director of the Brooklyn Museum since 1997; Trustee of American Federation of Arts since 1998. Formerly: Director of The Baltimore Museum of Art (1979 to 1997).
Number of funds in fund complex overseen by Director	16
Other directorships held by Director during past five years	None

Robin J.W. Masters

Year of birth	1955
Position with Fund	Director
Term of office and length of time served[2]	Since 2002
Principal occupation(s) during past five years	Retired; formerly: Chief Investment Officer of ACE Limited (insurance) (1986 to 2000).
Number of funds in fund complex overseen by Director	16
Other directorships held by Director during past five years	Director of Cheyne Capital International Limited (investment advisory firm). Director/Trustee of Legg Mason Institutional Funds plc, WA Fixed Income Funds plc and Western Asset Debt Securities Fund plc.

Jill E. McGovern

Year of birth	1944
Position with Fund	Director
Term of office and length of time served[2]	Since 1989
Principal occupation(s) during past five years	Senior Consultant, American Institute for Contemporary German Studies (AICGS) since 2007; formerly: Chief Executive Officer of The Marrow Foundation (non-profit) (1993 to 2007); Executive Director of the Baltimore International Festival (1991 to 1993); Senior Assistant to the President of The Johns Hopkins University (1986 to 1990).
Number of funds in fund complex overseen by Director	16
Other directorships held by Director during past five years	Director of International Biomedical Research Alliance; Director of Lois Roth Endowment

See Notes to Financial Statements.

Legg Mason Capital Management Value Trust, Inc.	29

Independent Directors[1] cont’d

Arthur S. Mehlman

Year of birth	1942
Position with Fund	Director
Term of office and length of time served[2]	Since 2002
Principal occupation(s) during past five years	Retired. Director, The University of Maryland Foundation since 1992; Director, The League for People with Disabilities since 2003; formerly: Partner, KPMG LLP (international accounting firm) (1972 to 2002).
Number of funds in fund complex overseen by Director	Director/Trustee of all Legg Mason Funds consisting of 16 portfolios; Director/Trustee of the Royce Family of Funds consisting of 30 portfolios.
Other directorships held by Director during past five years	Director of Municipal Mortgage & Equity, LLC.

G. Peter O’Brien

Year of birth	1945
Position with Fund	Director
Term of office and length of time served[2]	Since 1999
Principal occupation(s) during past five years	Retired. Trustee Emeritus of Colgate University; Board Member, Hill House, Inc. (residential home care); Board Member, Bridges School (pre-school); formerly: Managing Director, Equity Capital Markets Group of Merrill Lynch & Co. (1971-1999).
Number of funds in fund complex overseen by Director	Director/Trustee of all Legg Mason funds consisting of 16 portfolios; Director/Trustee of the Royce Family of Funds consisting of 30 portfolios.
Other directorships held by Director during past five years	Director of Technology Investment Capital Corp.

S. Ford Rowan

Year of birth	1943
Position with Fund	Director
Term of office and length of time served[2]	Since 2002
Principal occupation(s) during past five years	Chairman, National Center for Critical Incident Analysis, National Defense University Foundation, since 2004; Trustee, St. John’s College, since 2006; formerly: Consultant, Rowan & Blewitt Inc. (management consulting) (1984 to 2007); Lecturer in Journalism, Northwestern University (1980 to 1993); Lecturer in Organizational Sciences, George Washington University (2000 to 2008); Director, Sante Fe Institute (1999 to 2008).
Number of funds in fund complex overseen by Director	16
Other directorships held by Director during past five years	None

Robert M. Tarola

Year of birth	1950
Position with Fund	Director
Term of office and length of time served[2]	Since 2004
Principal occupation(s) during past five years	President of Right Advisory LLC (corporate finance and governance consulting) since 2008; Member, Investor Advisory Group of the Public Company Accounting Oversight Board since 2009; Senior Vice President and Chief Financial Officer of The Howard University since 2010 (higher education and health care); formerly: Senior Vice President and Chief Financial Officer of W.R. Grace & Co. (specialty chemicals) (1999 to 2008) and MedStar Health, Inc. (healthcare) (1996 to 1999); Partner, Price Waterhouse, LLP (accounting and auditing) (1984 to 1996).
Number of funds in fund complex overseen by Director	16
Other directorships held by Director during past five years	Director of TeleTech Holdings, Inc. (business process outsourcing); Director of American Kidney Fund (renal disease assistance)

30	Legg Mason Capital Management Value Trust, Inc.

Additional information (unaudited) (cont’d)

Information about Directors and Officers

Interested Directors[3]

Mark R. Fetting

Year of birth	1954
Position with Fund	Chairman and Director
Term of office and length of time served[2]	Director since 2001 and Chairman since 2008
Principal occupation(s) during past five years	President, CEO, Chairman and Director of Legg Mason, Inc. and Chairman of Legg Mason Funds since 2008; formerly: President of all Legg Mason Funds (2001 to 2008). Senior Executive Vice President of Legg Mason, Inc., Director and/or officer of various Legg Mason, Inc. affiliates (2000 to 2008). Division President and Senior Officer of Prudential Financial Group, Inc. and related companies, including fund boards and consulting services to subsidiary companies (1991 to 2000)
Number of funds in fund complex overseen by Director	Chairman and Director/Trustee of all Legg Mason Funds consisting of 16 portfolios; Director/Trustee of the Royce Family of Funds consisting of 30 portfolios.
Other directorships held by Director during past five years	None

David R. Odenath

Year of birth	1957
Position with Fund	President and Director
Term of office and length of time served[2]	Since 2008
Principal occupation(s) during past five years	Senior Executive Vice President of Legg Mason, Inc. and President of Legg Mason Funds since 2008; formerly: President of Prudential Annuities (2002 to 2008); Executive Vice President (2003 to 2008) of American Skandia Investment Services, Inc; Chief Executive Officer and Director (2003 to 2008) of American Skandia Life Assurance Corporation, American Skandia Information Services and Technology Corporation and Skandia U.S. Inc.; President, Chief Executive Officer and Director (2003 to 2008) of American Skandia Marketing, Inc.; President, Chief Executive Officer, Chief Operating Officer and Officer-In-Charge (1999 to 2003) of Prudential Investments; Senior Vice President (1999 to 2008) of Prudential Financial, Inc.; Senior Vice President (1993 to 1999) of PaineWebber Group, Inc. (investment banking).
Number of funds in fund complex overseen by Director	16
Other directorships held by Director during past five years	None
Executive Officers

R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue, New York, NY 10018

Year of birth	1951
Position(s) with Fund	Vice President
Term of office and length of time served[2]	Since 2009
Principal occupation(s) during past five years	Managing Director of Legg Mason & Co., LLC (“Legg Mason & Co.”) (since 2005); Officer and Trustee/Director of 149 funds associated with Legg Mason Partners Fund Advisor, LLC (“LMPFA”) or its affiliates (since 2006) and Legg Mason & Co. predecessors (prior to 2006); President and Chief Executive Officer (“CEO”) of LMPFA (since 2006); President and CEO of Smith Barney Fund Management LLC (“SBFM”) and Citi Fund Management, Inc. (“CFM”) (formerly registered investment advisers) (since 2002); formerly, Chairman, President and CEO, Travelers Investment Adviser Inc. (prior to 2005)

Legg Mason Capital Management Value Trust, Inc.	31

Executive Officers cont’d

Kaprel Ozsolak Legg Mason 55 Water Street, New York, NY 10041

Year of birth	1965
Position(s) with Fund	Chief Financial Officer
Term of office and length of time served[2]	Since 2009
Principal occupation(s) during past five years	Director of Legg Mason & Co. (since 2005); Chief Financial Officer of certain mutual funds associated with Legg Mason & Co. or its affiliates (since 2007) and Legg Mason & Co. predecessors (prior to 2007); formerly, Treasurer of certain mutual funds associated with Legg Mason & Co. or its affiliates (prior to 2010) and Legg Mason & Co. predecessors (prior to 2005); formerly, Controller of certain mutual funds associated with Legg Mason & Co. predecessors (prior to 2004)

Robert I. Frenkel Legg Mason 100 First Stamford Place, Stamford, CT 06902

Year of birth	1954
Position(s) with Fund	Secretary and Chief Legal Officer
Term of office and length of time served[2]	Since 2009
Principal occupation(s) during past five years	Vice President and Deputy General Counsel of Legg Mason (since 2006); Managing Director and General Counsel of Global Mutual Funds for Legg Mason & Co. (since 2006) and Legg Mason & Co. predecessors (since 1994); Secretary and Chief Legal Officer of certain mutual funds associated with Legg Mason & Co. or its affiliates (since 2006) and Legg Mason & Co. predecessors (prior to 2006)

Ted P. Becker Legg Mason 620 Eighth Avenue, New York, NY 10018

Year of birth	1951
Position(s) with Fund	Vice President and Chief Compliance Officer
Term of office and length of time served[2]	Since 2007
Principal occupation(s) during past five years	Director of Global Compliance at Legg Mason (since 2006); Chief Compliance Officer of LMPFA (since 2006); Managing Director of Compliance of Legg Mason & Co. (since 2005); Chief Compliance Officer of certain mutual funds associated with Legg Mason & Co. or its affiliates (since 2006) and Legg Mason & Co. predecessors (prior to 2006)

Christopher Berarducci Legg Mason 55 Water Street, New York, NY 10041

Year of birth	1974
Position(s) with Fund	Treasurer
Term of office and length of time served[2]	Since 2010
Principal occupation(s) during past five years	Assistant Vice President of Legg Mason & Co. (since 2007); Treasurer of certain mutual funds associated with LMPFA (since 2010); Assistant Controller of certain mutual funds associated with LMPFA (prior to 2010); Manager of Fund Administration at UBS Global Asset Management (prior to 2007); Assistant Vice President and Manager of Fund Administration at JP Morgan Chase & Co. (prior to 2005)

[1]

Directors who are not “interested persons” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act. Each of the Independent Directors serves on the standing committees of the Board of Directors, which include the Audit Committee (chair: Arthur S. Mehlman), the Nominating Committee (co-chairs: G. Peter O’Brien and Jill E. McGovern), and the Independent Directors Committee (chair: Arnold L. Lehman).

[2]

Officers of the Fund are elected to serve until their successors are elected and qualified. Directors of the Fund serve a term of indefinite length until their retirement, in accordance with the Board’s retirement policy, resignation or removal, and stand for re-election by shareholders only as and when required by the Investment Company Act of 1940, as amended (the “1940 Act”).

[3]

Mr. Fetting and Mr. Odenath are considered to be interested persons, as defined in the 1940 Act, of the Fund on the basis of their current employment with the Fund’s investment adviser or its affiliated entities (including the Fund’s principal underwriter) and Legg Mason, Inc., the parent holding company of these entities as well as their ownership of Legg Mason, Inc. stock.

32	Legg Mason Capital Management Value Trust, Inc.

Important tax information (unaudited)

The following information is provided with respect to the distributions paid during the taxable year ended October 31, 2010:

Record date	12/9/2009
Payable date	12/10/2009
Ordinary income
Qualified dividend income for individuals	100.00%
Dividends qualifying for the dividends
received deduction for corporations	100.00%

Please retain this information for your records.

Legg Mason Capital Management

Value Trust, Inc.

Directors

Mark R. Fetting Chairman

David R. Odenath President

Ruby P. Hearn

Arnold L. Lehman

Robin J.W. Masters

Jill E. McGovern

Arthur S. Mehlman

G. Peter O’Brien

S. Ford Rowan

Robert M. Tarola

Investment manager/adviser

Legg Mason Capital Management, Inc.

Distributor

Legg Mason Investor Services, LLC

Custodian

State Street Bank & Trust Company

Transfer agent

Boston Financial Data Services, Inc.

2000 Crown Colony Drive

Quincy, MA 02169

Independent registered public accounting firm

PricewaterhouseCoopers LLP

Baltimore, MD

Legg Mason Capital Management Value Trust, Inc.

Legg Mason Capital Management Value Trust, Inc.

Legg Mason Funds

55 Water Street

New York, NY 10041

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q, shareholders can call the Fund at 1-877-721-1926.

Information on how the Fund voted proxies relating to portfolio securities during the prior 12-month period ended June 30th of each year and a description of the policies and procedures that the Fund uses to determine how to vote proxies related to portfolio transactions are available (1) without charge, upon request, by calling the Fund at 1-877-721-1926, (2) on the Fund’s website at www.leggmason.com/individualinvestors and (3) on the SEC’s website at www.sec.gov.

This report is submitted for the general information of the shareholders of Legg Mason Capital Management Value Trust, Inc. This report is not authorized for distribution to prospective investors in the Fund unless preceded or accompanied by a current prospectus.

Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.leggmason.com/individualinvestors

©2010 Legg Mason Investor Services, LLC

Member FINRA, SIPC

Privacy policy

We are committed to keeping nonpublic personal information about you secure and confidential. This notice is intended to help you understand how we fulfill this commitment. From time to time, we may collect a variety of personal information about you, including:

•	Information we receive from you on applications and forms, via the telephone and through our websites;

•	Information about your transactions with us, our affiliates or others (such as your purchases, sales or account balances); and

•	Information we receive from consumer reporting agencies.

We do not disclose nonpublic personal information, about our customers or former customers, except to our affiliates (such as broker-dealers or investment advisers within the Legg Mason family of companies) or as is otherwise permitted by applicable law or regulation. For example, we may share this information with others in order to process your transactions or service an account. We may also provide this information to companies that perform marketing services on our behalf, such as printing and mailing, or to other financial institutions with whom we have joint marketing agreements. When we enter into such agreements, we will require these companies to protect the confidentiality of this information and to use it only to perform the services for which we hired them.

With respect to our internal security procedures, we maintain physical, electronic and procedural safeguards to protect your nonpublic personal information, and we restrict access to this information.

If you decide at some point either to close your account(s) or become an inactive customer, we will continue to adhere to our privacy policies and practices with respect to your nonpublic personal information.

NOT PART OF THE ANNUAL REPORT

www.leggmason.com/individualinvestors

©2010 Legg Mason Investor Services, LLC Member FINRA, SIPC

LMF-002/A 12/10 SR10-1256